Filed pursuant to Rule 433
Registration Statement No. 333-132287
August 6, 2009

Inergy, L.P.

Pricing Sheet – August 6, 2009

3,500,000 Common Units Representing Limited Partner Interests

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated August 5, 2009 and the prospectus dated March 8, 2006 relating to these securities.

Offering price:	$27.80 per common unit

Option to purchase additional units:	525,000 additional common units (30 days)

Proceeds, net of underwriting discounts and expenses:	$93,013,400 (excluding option to purchase additional common units) or $106,995,410 (including exercise of option to purchase additional common units)

Trade Date:	August 6, 2009

Settlement Date:	August 11, 2009

Issuer Symbol:	NRGY

Exchange:	NASDAQ Global Select Market

CUSIP:	456615103

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Citigroup Global Markets Inc.

Inergy, L.P. intends to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay outstanding indebtedness under its revolving credit facilities and for general partnership purposes, which may include the acquisition of businesses, growth and other capital expenditures and additions to working capital.

Inergy, L.P. has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Inergy, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request them by calling Morgan Stanley toll-free at 1-866-718-1649 or by calling Citi at 1-800-831-9146.